Exhibit 99.2

Radiation Therapy Services
Second Quarter 2007 Earnings
August 2, 2007

Operator: Greetings, ladies and gentlemen, and welcome to the Radiation Therapy Services Second Quarter 2007 Earnings. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press "star 0" on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. Nick Laudico of the Ruth Group. Thank you, you may begin.

Rick Laudico: Thanks, operator. Before beginning let me remind everyone that this conference call may contain forward-looking statements about the company's future plans, expectations, and objectives including but not limited to the company's expected financial results and estimates for 2007. Words such as may, will, expect, intend, anticipate, plan, believe, seek, could, and estimate and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements, including but not limited to the company's actual financial results, those risk factors described in the risk factor section and other information in the company's most recently filed annual report on Form 10-K as well as the company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this conference call. I would now like to turn the call to President and Chief Executive Officer, Dr. Daniel Dosoretz.

Dr. Daniel Dosoretz:  Thank you, Rick. Thank you all for participating in our conference call regarding Radiation Therapy Services second quarter 2007 performance and financial results. With me today are Dr. Jim Rubenstein, our Medical Director; Mr. David Watson, our Chief Financial Officer; Joe Biscardi, our Treasurer, our Controller; and Jeff Pakrosnis, our Treasurer. I will comment on second quarter developments followed by Dr. Rubenstein, who will recap our current operations and new technologies. Mr. Watson will review and provide a detailed review of our financial results and update our guidance after which I will discuss the business outlook for 2007.

The second quarter of 2007 was a strong quarter for our company. We were able to grow or continue to out patient to existing facilities and add new technology and new physicians. This occurred while continuously analyzing new opportunities for growth in existing and new markets. A short financial review helps put this quarter in perspective. Revenue for the quarter increased to over $100 million or an increase of almost 38% as compared to the same quarter of the prior year. Our operating income increased by 25% and a key metric for our performance, the EBITDA of 25.9 million for the quarter exceeded the same quarter last year by 25%. We increased the number of treatments delivered in our freestanding centers by over 18% compared to the prior year same quarter. Not only were we able to grow our footprint and number of treatments, but in our same practices the growth in revenue was over 13.8%, exceeding our expectation. This growth was driven by a very strong same practice growth in volume of 3.8%, close to the top of our stated objective of 2 to 4% number of patient growth in existing centers.

Our service mix added to the revenue growth in our existing practice as we became more familiar with advance and newer technologies that added to the revenue an increase of 9.1%. This growth is remarkable and during this quarter we faced the challenge of needing to upgrade equipment in several facilities equipped with one accelerator, closing to stop the treatments for periods of over several weeks in clinics that ordinarily contribute to our earnings.

Our earnings per share were $0.41 representing an increase of over 13% as compared to our strong second quarter 2006 earnings. Our earnings were affected negatively by an increase in interest expense and the need to pay for the overhead of the center's well machine updates and renewals were carried out. While we were performing as mentioned above, we continue to update our technology base. Updates for IGRT with the new machine we're completing nationally North Carolina, a strong market that is now fully equipped to perform IMRT and IGRT and we just recently got the regulatory approval for the use of the machine. Our daily sense is that they will increase now that we have the capability to deliver better and more accurate treatment. Our center in Beverly Hills, California has been in the midst of a new machine installation for the majority of the quarter. But its expected to be online very soon. We have updated three of our centers in Michigan for IGRT. Dr. Rubenstein will update you in the new and exciting technologies that we see coming down. From GPS dye (sp?) transducers to newer treatment machines, our team has worked hard to continue to improve the treatment for our patients.

The indications of sophisticated treatment plans and treatment delivery systems continue to increase. Just recently scientists identified areas of the brain that are responsible for damage, repair, and repopulation of key cells. These findings will mandate that in order to stir these relevant regions we will need to utilize very advanced treatments for diseases that in the past could be treated with simpler modality. Our strength is to be able to deliver the best and most modern treatment for every patient in our network, whether he lives in a populated area of Florida or a more rural area in West Virginia.

During this quarter we added a facility in Maryland. We will be able to draw the full components of fees in the center which will complement our other center in Berlin, Maryland. The fact that our physicians already practice in the area will make this investment a great one as we will be able to capture more patients complete fees and treat them with the most modern technology available. We have increased our de novo pace as we have completed facilities in Aventura, Florida, South Naples, Florida, Fort Apache, Las Vegas, and we plan to finish a facility in Peoria, Arizona before the end of the year. We're increasing the pace of new facilities for the next year as we are building several ones in Scottsdale, Palm Springs, Corona, California, New Jersey, and New York. These New York facility will either open in new markets or complement our network in existing markets. It's an exciting time from this point of view and the expansion of our credit facility is in line to our expected growth. I will pass now the microphone to Dr. Rubenstein to update us on medical developments.

Dr. James Rubenstein: Thanks, Danny. During the second quarter of 2007 Radiation Therapy Services continued to successfully incorporate the new equipment and trained the clinical treatment teams such that better advanced radiation technologies could be offered to more of our patients in more of our markets. Regarding our image guidance capabilities, at the end of the second quarter we had 53 standing treatment units capability -- capable of pre-treatment x-ray guidance in 18 of our freestanding local markets. During the second quarter 43.8% of our treatments benefited from such careful adjustment of the treatment onto the target. While we are accomplishing our goals in this regard, two facts are becoming clear. One is that there is a real commitment in time to train staff as this new equipment and technique is adopted. I'm very proud of the professionalism displayed by our clinical teams as they learn and then teach the skills required for image guidance. Secondly, I think all who have adopted the new techniques are impressed with how they improved the precision with which radiation can be delivered. The effort has certainly been worthwhile. Similarly, our training and equipment upgrades have allowed further availability of advanced IMRT techniques in our centers and markets such that 57.3% of our treatments were delivered using this improved method of shaping radiation therapy fields during the quarter. Tier 2, the radiation oncology community as a while, continues to find an expanding number of indications for this technique. As Danny has mentioned, the July 15th issue of the International Journal of Radiation Oncology, Biology, and Physics, type 2 articles suggesting that sparing of the neural stem cells in a particular region of the brain would allow much better tolerance of radiation to the brain. These reports appear to provide another example in the expanding list of improved radiation outcomes via IMRT utilization.

With regard to stereotactic body radiotherapy we continue to see increased utilization of this modality and we will be increasing our capabilities with the arrival of additional purchase platforms. Clearly radio surgery does bring additional patients into our fields who might previously have gone to surgery or have been untreated for small deposits of tumor that can now be obliterated with radio surgery. While this portion of our business is growing further data maturation and referral based education will be necessary before it becomes more material to our revenue stream. We are now working hard to be part of the data generation that we require. For example, we have accrued over half of the 72 patients we plan to treat on a protocol that utilizes stereotactic body radio surgery to treat the prostate.

I feel the following trends are worth watching as better radiation delivery techniques come along. First, there are now improved methods for delivering breast brachytherapy with multi-channel, high dose rate remote after loading catheters. We are accruing patients to a data registry as we have begun using one such device. Secondly, as I have previously discussed real time dose verification is now available. I can now report our utilization of such a dosimeter, and our expectation of more to follow. Finally, we are poised to gain experience with radio frequency emitters to track prostate tumors during delivery of radiation with multi -- with multiple units to be piloted in our busiest prostate cancer treatment markets and with the patient registry being created.

My summary would be to point to the coming together of improved radiation beam shaping, aiming, and soon to follow tumor tracking and dose verification as mechanisms whereby cancer patients will be able to benefit from higher tumor control rates and lower complication rates now and in the future. Patients treated in our local markets are often amongst the earliest to benefit from these advances in our field. This translates into improved revenue per treatment for sure, but I think the growth in same practice treatment per day follows directly from the quality of the care we have worked hard to bring to the communities we serve. We are well positioned to do more of the same as we move forward. With that, it is my pleasure to say for the first time on one of these calls that our CFO, David Watson, will now present the financials. Welcome, David.

David Watson: Thanks, Jim. I'll provide an overview of our second quarter financial and operating results as well as our revenue and earnings per share guidance for the balance of this year. Total revenue of 100.1 million for the quarter was up 27.5 million or 37.9% from the second quarter of 2006. Approximately 17.4 million of the growth came from our freestanding centers with additional 10.1 million from professional services only practices. Revenue growth from our freestanding centers is the primary driver of near and long term earnings. While our revenue growth in our professional services only practices is largely offset by increases in related expenses.

Revenue in the quarter was positively impacted by a $3 million adjustment related to the understatement of revenue over the past five quarters. This understatement involved the under reporting of revenue and the consolidation of one local market which was not previously identified due to the immateriality to each individual quarter, but which we identified during this quarter's review of market performance. We believe this to be an isolated incident resulting solely from the accounting methodology used for the consolidation of this practice which has been corrected.

Same practice revenue per treatment increased 9.1% for the quarter, ahead of our expected long term annual rate of 68%. This growth in revenue per treatment was largely attributable to the increased use of the advanced technology, including IMRTs and IGRT systems. As Jim just discussed, IMRT utilization increased to 57.3% in the quarter, up from 53.5% in the second quarter of 2006. IGRT utilization also increased, reaching 43.8% treatments delivered during the quarter which is an increase of 6.2 percentage points from 37.6% utilization in the first quarter of this year.

Same practice treatments per day increased 3.8% at the high end of our expected range of 2 to 4%. We achieved this growth despite experiencing reductions in a number of treatments at several locations due to equipment upgrades. Revenues from radiation oncology practices that we have operated for less than 12 months added approximately 7.5 million in new revenue. The quarter's strong new practice performance of 7% exceeds our long term target of 4 to 5% growth from new practices.

Summarizing our 38% revenue growth for this quarter. Same practice organic growth, excluding the $3 million adjustment, represented 11%. Radiation oncology practices in new markets added 10%, and the remaining 14% came from professional services only practices. Moving to expenses, expenses before interest increased 41.6% for the quarter with salaries, G&A, and depreciation expense showing the largest increase for the second quarter of 2006. As discussed in our first quarter call, we are expanding from a pure radiation therapy model to a more comprehensive cancer treatment model in certain markets, especially practices that we have acquired in past quarters. Our sense with professional services only practices, which principle expenses are salaries, benefits, and G&A cost, including insurance. These expenses represent a higher percentage of revenue for these practices than they do in our traditional radiation oncology practices.

Second quarter expenses were also impacted by the infrastructure additions made during prior quarters. Costs related to physicians added during the first quarter continued into the second quarter although no new physicians were added during this quarter. The increase in depreciation expense reflects our continued investment in new technology, $17 million in the first six months, which drives improved patient care and future growth in revenue per treatment.

Turning to operating margins, earnings before interest, taxes, and minority interests or operating income were 20.3% of revenue in the quarter as compared to 22.4% in the second quarter of 2006. This reduction in margin results primarily from the increase in professional services only practices for the quarter. Excluding these practices from the calculation, operating income only declined 20 basis points to 24.2% from 24.4% in the second quarter of '06. The remaining 20 basis point decline is attributable to the infrastructure increases made during earlier quarters. Net income for the second quarter of 10 million increased 13.2% from net income of 8.8 million in the second quarter of 2006 reflecting the changes I just discussed.

Earnings per share for the quarter were $0.41 as compared to $0.37 in last year's second quarter. Net cash provided by operating activities for the quarter increased 33.8% to 28.9 million or 21.6 in the second quarter of 2006. Moving to an analysis of operating statistics. The number of treatment days per day in our freestanding centers during the quarter increased 18.2% to 1,702 up from 1,440 in the second quarter 2006. Both the professional and technical fee components are available for the services we provide at freestanding centers, making this service site the key driver of earnings growth. DSO, excluding locations operating for less than one year, decreased to 54 days in the quarter from 57 at the end of the second quarter of 2006. In the past we calculated DSO including all operations. However, given the delay in initiating payments from newly acquired practices, we did not believe that calculation accurately reflects our management of receivables. The company closed the quarter with good capital availability to support our growth plan. During the quarter we expanded our term loan by $50 million and used proceeds to pay down balances in our revolving credit facility. We currently have availability under our revolver of approximately 95 million as of the end of July. As of the end of the second quarter the revolving credit facility and term loan both before interest and LIBOR plus 1.75%.

Turning to our guidance for 2007. For the third quarter the company expects revenues to be in the range of 93 to 99 million and diluted earnings per share to be in the range of $0.27 to $0.30. This estimate reflects our experience through July and seasonality we typically experience during the summer months. For the full year we expect revenues to be in the range of 390 to 402 million and we are reducing our diluted earnings per share guidance to a range of $1.50 to $1.56. This reduction in EPS guidance is a short term phenomenon attributable to several factors including second quarter results and continued short term margin pressure from professional services only practices as well as infrastructure added in prior quarters.

That concludes my discussion of our financial performance. I will turn the call to Danny for closing comments.

Dr. Daniel Dosoretz: Thanks, Dave. To summarize, this has been a busy quarter for our company. We grew our revenue, added physicians, increased our performance while we upgraded equipment to be ready to continue to grow in sophistication as a medical knowledge and technology advances. Our goal is to provide the best treatment for our patients and before anything else we are providers of medical services to patients who need us. We have worked hard to create the protocols and the quality to allow the delivery of sophisticated treatment to every one of our patients. These tasks now require the participation of not only radiation oncologies, dosimetries business of highly trained surgeons who will help the platform to do so. Our opportunity for growth is large. We are continuously exploring de novo and acquisition sites. I did mention some of our de novo centers being built and the acceleration of this process into next year. Our pipeline is also very strong and we will plan to execute in an organized way for us to provide good results for our patients and our shareholders.

A short commentary regarding the fee schedule. The preliminary fee schedules presented by CMS in early July seems to conform to the early expectations as laid out over a year ago. There were no new codes nor any significant changes proposed. In regards to image guided radiation therapy or IGRT, we are strongly engaged in trying to change the unjustified IGRT tag that was created by the DRA. We are optimistic that we will accomplish this change for the next year.

In summary, we have come a long way but we have a long way to go to accomplish our stated goals to be the premier provider for our oncologic services for our patients, and with that I will open the call for questions. Thanks.

Operator: Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question please press "star one" on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press "star two" if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing any star keys. Our first question comes from Brooks O'Neil with Dougherty and Company. Please state your question.

Brooks O’Neil: Good morning, guys. I have a couple of questions. First is, I may have missed it in these prepared remarks but I just want to be sure whether the 3 million of retroactive revenue that you recorded this quarter had corresponding normal expenses associated with it or was that something that would have dropped directly to the bottom line this quarter.

David Watson: Hey, Brooks, it's Dave. There really were not expenses offsetting that other than taxes.

Brooks O’Neil: Okay. And that's truly a one time type catch up or correction if I understood your comments correctly.

David Watson:  That is correct. About $2.3 million of that pertained to fiscal 2006 and about 700,000 to the first quarter of this year.

Brooks O’Neil: Okay. And then maybe either Danny or Jim could talk about how if in any way your practices have reacted to the reimbursement changes and how that might be impacting the results you're seeing so far. The shift in conventional radiation or reimbursement and reduction in some other areas.

Dr. Daniel Dosoretz: We don't -- I mean, I speak for myself here. I don't think that we've seen a significant shift. As I understand the question, I think that the -- if you look at the IMRT percentage has gone up and I think that's a function of the sophistication of the people who know how to deliver the treatment. You know, we said before that there are some cases that are very straight forward. With IMRT now there are some more complicated that require more of an interest. So we, I think we're getting a little more IMRT given that we are training more people to do that. The IGRT curve is the same thing. I mean, maybe Jim will elaborate more. I think that we just -- as we train the people it takes time to train the people to do it. I mean, when you do IGRT or imaged guided radiation therapy for prostate cancer, you got to train the staff to put markers adjacent to the tissues when you're treating in the process for example. You got to find the markers, how to do it, how to localize it. You take -- we just, for example, installed three systems in Michigan, and the thing which they didn't do much IGRT, they didn't do any IGRT. But it will take us some time to ramp it up but we'll lock on it. I don't think there's been a significant change. I don't know if that answers your question.

Brooks O’Neil: Yes. That's helpful. Jim, you feel the same way?

Dr. James Rubenstein: Yes. If I had to point to anything where I could see fee schedule change actually improving patient care it would be high dose rate remote after loading where there's what I would call a better delivery system using multiple catheters instead of a previous system using one catheter. It allows a lot more flexibility for the radiation oncologists and the surgeon because you can shape the dose better with multiple catheters. I think in the past there was under-reimbursement of advanced high dose rate remote after loading technique so that there was little reward for doing the extra work required to deliver a better treatment. The new fee schedule appropriately has better reimbursement for more advanced sort of treatment devices for brachytherapy and you see something of a trend towards use of -- first of all availability and use of those better multi-catheter techniques for using HDRA.

Brooks O’Neil: Okay, good. I'm just curious. Danny, I think you mentioned during the first quarter call that one way you were going to kind of catch up on earnings per share this year related to potential reductions in bonus payments to various parts of the staff. I didn't personally think that was a good idea. I'm just curious if you've re-thought that or if the results you're announcing in the guidance does in fact reflect some reductions in bonus payments.

David Watson:  It's David. The revised guidance does still contemplate reductions in bonuses.

Brooks O’Neil: Okay. And then last but not least, I'm just curious if you can elaborate a little bit on the progress you're making in Michigan and how that acquisition is coming along.

Dr. Daniel Dosoretz: It's a regulated space. We have now three IGRT units. We added two multi-lease collimators. We are working on several potential joint ventures with a local hospital so I think that we're making good progress. We have hired as you know Dr. Forman to be the physician there which is good, very well known and I think we're making progress. The issues there are mainly regulatory. It takes time to get the permits and get these things done.

Brooks O’Neil: Okay, great. Thanks a lot.

Operator: Our next question comes from Dalton Chandler with Needham and Company. Please state your question.

Dalton Chandler: Good morning. I just wanted to make sure I understand the $3 million cumulative adjustment. So you're saying that you were failing to record the revenue component but apparently you were recording the related expenses since there's no component of that in the adjustment?

David Watson:  Yes. In essence we were picking up all the expenses but understating the profitability in the revenue in that market.

Dalton Chandler: I don't understand how you could capture the expense but not the revenue.

David Watson:  It had to do with the consolidation of this practice and the elimination of the portion of the revenues that were due to the minority party. And we essentially double counted that reduction and it just built up over time.

Dalton Chandler: Okay. Then let me also ask about the -- you mentioned machine upgrades negatively impacting revenue. I assume the upgrades will be ongoing and we'll probably see that happen again in future quarters. Is that a reasonable assumption and how have you included that in your guidance?

David Watson:  Yes. In this particular quarter there was a -- we accelerated the machine upgrades and there was an expectation that we'd be able to transfer these patients to other locations. In the 1.7 million, those were actually lost revenues where we were not able to transfer them or defer them but we have factored in other anticipated upgrades into the guidance throughout the year.

Dalton Chandler: Okay. So those patients just went elsewhere for treatment.

David Watson:  Yes, that's correct.

Dalton Chandler: Okay. And then one last question. On some of the new technologies on the last conference call you talked about the expectation for reimbursement for the real time dosimeter. I was just wondering if that reimbursement rate had been determined yet.

Dr. James Rubenstein:  This is Jim. For real time dosimetry there is a code that exists. A dosimetric code, measurement code. As it currently exists with old dosimeters, it was intended to be used once by placing a dosimeter on the surface of the skin so each field you would get one -- you would be allowed to bill once for the charge for dosimetry. Now that we're implanting dosimeters into the tumor or around the tumor in some instances, the question will be, and I think I have a firm answer from leading physician radiation oncologists in the field, as to the likelihood -- I would say this. As to whether it makes medical sense and whether there's the appropriate medical need to implant a dosimeter and then use it each day of sophisticated treatment, to get a dosimetric reading and make sure the treatment you're delivering is providing the dose that you expected it to deliver, and the answer to whether that makes clinical sense, whether we should be using it every day instead of once at the start of each field is yes. Radiation oncologists and academic centers feel it's appropriate to use it every day sort of as an unofficial survey. Now the transition from that feeling within the field to will we get paid for using such a dosimeter after having gone through the trouble of implanting it, will we get paid for it every day, we're piloting. We're charging and we'll have a better answer after we've used it a little bit.

Dalton Chandler: Okay. I think the reimbursement code you're anticipating is for the implantable device itself. Is there any update on that?

Dr. James Rubenstein:  Correct. That we do have. So the device and the surgeon, the device gets reimbursed and the surgeon gets paid and the out-patient hospital setting. So that has happened in out-patient hospital setting. So as long as the surgeon is doing it in that setting he gets paid, the device gets paid. And then the question becomes whether we can charge technically for use of the device.

Dalton Chandler: Okay. What was the device reimbursement made and the associated professional fee?

Dr. James Rubenstein:  The reimbursement for the device was essentially a pass-through and I'm going to have to check but it was a very reasonable amount of money. It would interest surgeons to do it based on what they were going to be reimbursed. I'll have to check on that for you, Dalton.

Dalton Chandler: Okay. Thanks very much.

Operator: Our next question comes from Bill Bonello with Wachovia Securities. Please state your question.

Bill Bonello: Good morning, guys. I got a couple of follow-up questions here. David, can you tell us where in the various revenue budget the 3 million impacted revenue? Was that technical revenue?

David Watson:  It was in the professional component.

Bill Bonello: It was in the professional. Okay, so your revenue per treatment as reported doesn't need to be adjusted. That revenue per treatment is just on the technical, right?

David Watson:  It's both. The revenue for treatment includes both.

Bill Bonello: It does, okay. That's okay. So we would have to adjust that as well. I'll come back offline on that (inaudible). But I guess a systems question. In light of the errors that you guys had in Q4 last year, actual allowances, and then this most recent catch on the revenue recognition. Is there perhaps some upgrading of accounting software or systems that needs to be done?

David Watson:  That's a fair question, Bill. We are taking, I'm taking a very hard look at things as the new guy in the chair and took a very hard look at things this quarter. We did add some infrastructure in the first quarter. We may have some additional infrastructure additions in the accounting and finance area. But I think our processes are effective. I think the fact that we picked this up in the quarter demonstrates that they were effective. It's difficult for me to speak to prior quarters. I can only tell you what we're doing today.

Bill Bonello: Okay. And then just in terms of your revised guidance sort of how you're thinking about the back half of the year if we take out the 3 million adjustment, it looks like the quarter might have been around $0.34 or something, put a couple pennies into Q1. Is there maybe $0.76 for the first half sort of pro forma. Your guidance would imply that you pretty much expect to do that well or maybe even better in the back half of the year, which again would be pretty different it seems like from your normal seasonality and so I guess once again I'd be curious if you could sort of tell us what you think would be different in the back half of this year relative to other years.

David Watson:  I think the second quarter you also need to take into consideration the machine upgrades and the impact they had in the quarter. We don't anticipate those, that level of machine upgrade and the impact in subsequent quarters. I think when you look at the guidance for the back half of the year the $0.27 to $0.30 in the third quarter and then looking to fourth quarter, they're back in line with what you might expect.

Bill Bonello: Was the machine upgrade expenses, we should think of those as non-recurring? They were just one-time expenses?

David Watson:  Yes. We really accelerated it in the quarter and the lost revenues of 1.7 million that we experienced, I don't anticipate seeing that type of reoccurrence in third and fourth quarter.

Bill Bonello: Okay, but just to be perfectly clear again on the machine expenses that you called out in the press release. Are those non-recurring? That's different that you don't expect it to increase next quarter. But are they (inaudible) disappear?

David Watson: Well, I wouldn't say that they're going to completely disappear because we continue to upgrade machines. What I would say is that upgrades that we have anticipated are factored into the guidance that we've given.

Bill Bonello: Okay. I guess I'm trying to get the nature of those expenses. Do they have to do with work around the natural upgrade or something? Is that what you're talking about?

David Watson:  No, it wasn't expenses. It was really revenue. It was a reduction in revenue because of treatments that did not occur and weren't deferred.

Bill Bonello: Okay, okay. And then -- okay, that's helpful. And then just in terms of the urology and urology and surgical practices that you've acquired, can you give us any sense? At this point are you starting to see any increase in referrals from those practices? Or are they -- and also are they still a sort of net drag on APR?

Dr. Daniel Dosoretz: I think that as we implement protocol for treatment, as Jim said about the protocol with stereotactic and treatments that are (inaudible), I think we're seeing some improvement. I mean, in the market that were -- where we have integrated surgeons and urologies now, it's starting to show an improvement in performance. We see more, as I said, we are putting a lot more patients and there is a learning curve for sophisticated treatments but I think that it's like we put every one of these patients have now markers. We're going to put the GPS devices. We're doing stereotactic surgery more patients. We're doing liver stereotactic radio surgery. Surgeons that are 45, 40, they have no one trained on that. We need to tell them how to do all this, how to start, what is indications. So it takes some time but I think that the platform is very sound. I mean, I think it's a very (inaudible) platform and the surgeons, urologies, they are all learning and it's great. When we started with a portion of (inaudible) radiations right away, you got to train them. You got to tell them it takes them some time. If you look at the number of high dose right after loading procedures we do now for prostate cancer and for breast cancer, I mean, I don't know the precise number. Maybe somebody here has, but I can tell you where I work we're doing many more than we would have done had we not trained the surgeons working with us. So I think that there might be a drag at the beginning but it's the way of the future is that to integrate care of these patients.

Bill Bonello: Great, thank you very much.

Operator: Our next question comes from Shelley Gnall with the Goldman Sachs Group. Please state your question.

Shelley Gnall: Hi, thanks for taking my question. I guess just one more follow-up on the revenue adjustment for the under stated revenue. Can you talk about maybe what triggered the recognition of the problem there?

David Watson:  Yes, absolutely. We, as part of our quarterly review process, we're taking a very close look at individual market performance and the revenues per treatment recognized in the individual markets. In doing that we identify that this particular market seemed unusually low and dug into it further and identified that over time we had under reported the revenue and decided we need to fix it.

Shelley Gnall: So, David, is this something that isn't -- this is the first time you're doing -- you're participating in the quarterly review or is this the first time the quarterly review is being done?

David Watson:  This is the first time I'm participating in it.

Shelley Gnall: Okay. I guess of course I'm curious to see if this could be discovered in other metrics. I guess the reason that I'm particularly interested, it looks like it had about a $0.07 per share impact down to the bottom line. And I guess if you recognize that it looks like at the end of the quarter as you're doing the quarterly review, I guess I'm just wondering, did you make the bonus payment? As of last quarter you had indicated those payments wouldn't be made if the company wasn't going to meet its quarterly guidance. So if you could sort of comment on that. It looks like if this revenue hadn't been uncovered you would have missed the quarterly guidance.

David Watson:  I think, yes, if you look at it in a static environment and say that we did go ahead and proceed with all the equipment updates, et cetera, that is the case but we have not paid any bonus payments in the quarter.

Shelley Gnall: And maybe could you comment on that? Given that the bonus payments are continuing upon meeting guidance would you consider a fee quarter where you did meet the guidance range and you -- you'd remove the effect of that on additional revenue or would you consider that this is a meeting guidance quarter?

David Watson: You know, I think I'm not sure where the board or the comp committee stands on that. I think if you look at the EPS guidance we did meet the EPS guidance. I'm not sure exactly where the board comes out on that position.

Shelley Gnall: Okay, that's helpful, thanks.

Dr. Daniel Dosoretz:  Shelley, just to elaborate. The recognition of we have multi-tier contracts and some of them are capitated and the real issue is to estimate what we're going to pay out for new technology. It's not medical, the commercial, right. I mean, if you don't participate in the plan, or you do participate and they disallow it or they do allow you, you go and find it. So the estimation of what you're going to get paid, it's not that straight forward. So for a while we thought maybe we were getting paid lower than we got paid. And then eventually that's why it came up. That's the way we fine -- that's the way we found. I don't know if you understand what I explain.

Shelley Gnall: You know, it's interesting. I hadn't read into it. Is this a contractual allowance adjustment then?

David Watson: No, it's really an issue related to the consolidation of this practice and the elimination and truly it was also related to the minority in that practice. It wasn't really a contractual allowance issue. It was related to the consolidation process.

Shelley Gnall: Okay, I'm going to follow-up off line on this a little bit more. I guess if we could move to the Michigan facilities. I do have another follow-up question there too. Along the same lines of revenue recognition. It looks like you had pretty good revenue for treatment growth this quarter. Did increased utilization of IMRT in Michigan help drive that?

Dr. Daniel Dosoretz: I mean, I don't know if it has the specific. But I think we did use IMRT in Michigan. And we just -- there's not IGRT but I think that in Michigan, I was there Monday, I mean, I think that they were -- before we came in they were doing a much lower percentage, lower percentage of IMRT than we do now. I mean, having said that, we have to change the month -- we had a good month of collimators in two machines and we just put the IGRT so we expect that to continue to improve. We know where we want to be but we're better once they were.

Shelley Gnall: Okay. And I guess just as a follow-up to the regulatory comments in Michigan, is it the case that you don't -- that the doctors are not enrolled on the Medicare provider I.D. that is required to bill for services or are services that are being performed being billed?

Dr. Daniel Dosoretz: Say that again? I mean, what are you saying in Michigan? I mean...

Shelley Gnall: I thought that there was -- I thought that some of the reason that we're seeing a later-than-expected contribution for the Michigan facilities is that there were some concerns over being able to bill because there was a hold-up on Medicare provider I.D.?

Dr. Daniel Dosoretz:  In Michigan? I don't know. I would think that was in Michigan. I mean, no. I think we continue to provide in Michigan.

Shelley Gnall: Okay, I guess, I mean, the important part of my question I think is just that are you able to bill for services that are being performed in Michigan and are you booking revenue for those services? Is it basically --

Dr. Daniel Dosoretz:  Yes. I mean, my control is (inaudible) here. I think that (inaudible) can tell you we are billing and we are collecting the money in Michigan.

Shelley Gnall: Okay, great. And then just as one final question, as we think about the IGRT reductions, it looks like on this year's proposed hospital out patient fee schedule they're proposing to package some of the codes. For example, it looks like the IGRT code could be bundled with some other ancillary codes or some other treatment codes on the hospital out patient schedule, which I understand is how you bill for IGRT at your freestanding facilities. So is it correct to think that it may not take congressional intervention to basically roll back the IGRT cuts under the DRA?

Dr. Daniel Dosoretz:  Yes. Let me give you my -- the latest (inaudible) that we -- as you said and I think that (inaudible) pointed out in the (inaudible) early on. The fact that the new out patient hospital service does not have a comparable code was interpreted by everybody including lawyers who think that the DRA cut, that it was artificially imposed on IGRT would be removed, right. And so that is the deposit. Now what I emphasize, as you know, and you know this too, that this is sort of preliminary because they need to give us a final view on this, right. Now, as best as we can tell, if you were to apply what they put in the preliminary in effect in the final rule, the compressor will disappear and we have that. Now we haven't factored that in at all because we don't have the final rule yet but that's -- your interpretation is correct. So there is no comparable and therefore is no cut.

Shelley Gnall: That's very helpful, thank you. I suppose it's too early to address the potential impact that could have on 2008 earnings?

Dr. Daniel Dosoretz: You know, as you say, it's (inaudible) years. I hope they do that. I mean, they should do that. We have invested in IGRT because it's the way to go. We have been hit this by depreciation related to that and then some as you know, the cut the reimbursement by $40 per day. So it would be a significantly good news for us. I was delighted to see that happen but again, I'm waiting for the final rule, right. If it stands the way it is, now as you also know and just to be clear, the House and the Senate are (inaudible) bills on this expansion of child care and some of the House bill has some provision related to imaging. We are trying to get excluded from that so that will claw that a little bit. So I think it's too early to say and I want to be conservative. It will be a very positive impact but I'll only count it when it comes in.

Shelley Gnall: That's fair enough. Thanks so much.

Operator: Our next question comes from Mark Arnold with Piper Jaffray. Please state your question.

Mark Arnold: Good morning. Let me start. Can you just give us an update? How many stereotactic platforms do you guys now have in place at the end of the quarter?

Male Speaker: How many do we have? 13, 15?

Dr. Daniel Dosoretz:  We have more than that because (inaudible). Let me get you that information while we take another question. Do you have that -- I don't want to misinform (inaudible). We put at least two new ones. I mean, I put one in Ashville (sp?), which is working. We put another one in Riverfield (sp?), New York, and we are installing one in Alabama and one in Aventura, Florida. But those two are not working yet but I may be missing one.

Mark Arnold: Okay. And do all of those -- I assume all of those then have the ability to do CP based IGRT?

Dr. Daniel Dosoretz:  Yes.

Mark Arnold: Okay.

Dr. Daniel Dosoretz: Also, you know, we installing now some different units, thermal therapy unit in a couple of places so we have one already placed, working in Las Vegas and we have at least three coming on board. They're installed. They're being commissioned as we speak.

Mark Arnold: So three of those six have been commissioned right now you said?

Dr. Daniel Dosoretz:  Yes, we have one in Naples, one in Lee County (sp?), Florida. One working in Las Vegas. (inaudible) No, no. (inaudible)

Mark Arnold: Okay. Then I guess following up on the $3 million revenue adjustment. Just so I understand. So you said this was a minority interest, this issue. I guess is there a -- is there some of recovery then that we would expect from that minority partner from potential over payments in 2006 in the first quarter?

David Watson:  No, it -- we had already received the cash. We didn't send the cash back out. It was purely an accounting issue, not a cash issue.

Mark Arnold: Okay. And I guess just most of my questions have been answered but I'm still a little confused on the guidance for the second half of the year. Given the revenue guidance which the middle of that guidance is pretty close to what you've done here in Q2 even subtracting the $3 million adjustment. Yet the -- it would appear if you add back the -- if you subtract the impact of the adjustment and add back the impact of the machine upgrades that we'd still be looking at a little bit higher earnings number in Q3 given the revenue numbers. I guess I'm confused a little bit on the guidance then for Q3, your earnings guidance. Is there something else happening there? Is there an additional drag on margins that you expect from the de novos opening up? Maybe if you could just give a little bit of commentary there.

David Watson: Yes, I mean, the margins on de novos as they come online is significantly lower although you tend to see revenue. So there is some impact in de novos. We're also continuing to see some short term margin pressure from the professional services only practices as well as the carry over of the infrastructure. So as we ran the, ran our model and worked out into the quarter especially based upon where we are already through the month of July, we didn't see that earnings would be outside of that range.

Mark Arnold: Okay, great. Thank you, guys.

Operator: Our next question comes from David MacDonald with SunTrust. Please state your question.

David MacDonald: Good morning, guys. Hey, can you give us a sense on the equipment upgrades, the 1.7 million of revenues in the quarter. David, where are we in this process? Are we 80% done with -- I mean obviously there's going to be continuing equipment upgrade tied to the normal business but is this 80% done, 90% done, 50% done? Where are we in that process?

David Watson:  I believe we're about 90% done.

David MacDonald: Okay. So the 1.7, I mean again, you're going to have products continuing to upgrade, but you would not anticipate any real problems in terms of re-routing patients and actually having to turn revenues away on a go-forward basis. Is that a fair statement?

David Watson:  That is a fair statement.

David MacDonald: Okay. And then any other markets that you're looking at right now where you would expect to do incremental urology practice acquisitions?

Dr. Daniel Dosoretz: We are looking at some other markets where we could possibly enter into a relationship with group of doctors or a hospital care centers or things like that as we see. And those are, we are in negotiation with those people, (inaudible) might happen or not. But it will be kind of a very, in my view at least, might be very, very efficient in the long term for the company to get into those situations where we will get involved with it, procedures for the doctors, and we will be the providers for those group of patients in that market. So we are looking in a couple markets as we speak.

David MacDonald: Okay, thank you.

Operator: Our next question comes from Pito Chickering with Deutsche Bank. Please state your question.

Pito Chickering: Hi. Thanks and good morning. Most of my questions have been asked but a quick question for you. On the IGRT utilization, that has definitely ramped up pretty nicely. It's currently sort of getting towards a goal of 40 to 50%. I'm curious how that will impact your revenue treatment growth going forward. As you guys hit those goals.

Dr. Daniel Dosoretz:  I think that what we always answer is what we expect to do with IGRT and Jim, chime in if you think differently. But we view that most patients who are treated with radiation variation doses should receive some form of IGRT except very superficial lesions you can see with your eyes when you collect the variation. So that leads to probably I would say in the long run about 50% of the patients. If you take the average claimant, and that varies by region, but interesting, Pito, it varies by clinic and by season too because we treat lest topic cancer in the third quarter than in the first quarter. Don't ask me why. But if you look at that, most patients we treat with radical variation will get some form of IGRT. And so you would expect that to drive the number to 70% or -- eventually if you look at a clinic of 2 out of 3 patients or 3 out of 4 are treated with radical intent meaning trying to cure the patient, then I would as a doctor favor treating them with IGRT. Just to complete my thought process, in some of the units, the ones that we have just installed in places I just mentioned, do not treat the patient with IGRT and that was for IGRT part of the treatment is a mandatory component of the localization of the patient. They do a CT scan every day you treat the patient because you are treating it to a very precise movement of the table with the patient lying out. Jim, would you have any -- what is your estimate do you think? A month?

Dr. James Rubenstein:  I think, it's a moving target. As we get to closer to 60% IMRT I would say we will lag and then get closer to 60% IGRT so there is that lag. I think we guided to 40 to 50% in the fourth quarter of this year which we're in that range now and I think there's upward movement in the top of that range.

Pito Chickering: Great, thanks a lot.

Operator: Our next question comes from Sean McMahon with Kennedy Capital. Please state your question.

Sean McMahon: Hi, guys. How are you?

Dr. Daniel Dosoretz: Good, thanks, Sean, thanks.

Sean McMahon: I want to make sure on the 3 million if I'm looking at this correctly. If you look over historically the last three quarters you've missed about $0.07 in total. Assuming that this got, if this was accrued correctly, would have hit those quarters?

David Watson:  Yes, we certainly would have hit the first quarter. I'm not sure that the fourth quarter --

Sean McMahon: I know (inaudible).

David Watson: I say we would have missed it a little bit. I’m not sure would it have made the fourth quarter but certainly the first quarter.

Dr. Daniel Dosoretz:  The first -- maybe first a little bit (inaudible).

Sean McMahon: Okay. And secondly, what kind of debt level do you guys feel comfortable with?

David Watson:  I think we could comfortably go to $0.035.

Sean McMahon: Looking forward at I think that's what, $400 million plus you're kind of comfortable in the current state today? Is that right, David?

David Watson:  I’m sorry. Repeat the question, Sean?

Sean McMahon: I mean, it's $400 million worth of debt on the balance sheet you'd feel comfortable with then today?

David Watson:  Yes. I mean, our, what LTN EBITDA, I don't have the number in front of me, but we're probably somewhere between 3.5 to 400 million in debt.

Sean McMahon: I guess where the stock is at today and you almost hitting a 52 week low. Any thoughts on using that balance sheet for buy backs or any kind of a strategic alternative?

Dr. Daniel Dosoretz: I guess I mean -- on the long term, first of all there's a lot of stakeholders so I -- (inaudible) I don't -- I would answer for me. I think (inaudible) the company are gray and the fact that we didn't recognize one -- we didn't account right and we found a mistake, it doesn't matter how many patients need radiation for treatment of cancers but I wouldn't do anything different just because make sure we have good control. But the answer to your question is a board issue and not mine.

Sean McMahon: Okay, thank you, guys.

Operator: Our next question comes from Andy Weinberger with Galleon. Please state your question.

Andy Weinberger: Hi, guys. Just hate to beat the 3 million and 1.7 million issue to death. I just want to make sure I fully understand this. When were those machines turned off for the upgrade or maintenance cycle?

David Watson:  They varied. I think for the most part it commenced in May and June.

Dr. Daniel Dosoretz:  (inaudible)

David Watson:  So in April.

Andy Weinberger: What I'm trying to understand is you gave us guidance for this quarter on May 2nd. So was this -- was some of this $1.7 million hit in your initial projections? And then as a follow-up to that, I guess I really want to understand what happened to the business because you're taking your guidance down $0.10 but it seems apparent that you didn't anticipate you'd have a $0.07 or $0.08 benefit from these prior contractual items. So how does the business sort of fall off $0.18 in three months. What do you guys see as going on because you had a great reverse story for a while and I guess I'm just trying to understand how things are -- have weakened so quickly and how you get them back on track.

David Watson: Sure, sure. I think the same practice growth is still very strong. The equipment upgrades in the quarter, there was an expectation that those patients would be transferred to another location. That did not occur for various reasons which resulted in the 1.7 million of revenue that was foregone. That was a real contributor to the overall performance for the year, really. We don't anticipate seeing that going forward. But as we look into the third and fourth quarter we are continuing to see some short term margin pressure from the professional services only practices as well as we're not quite getting the leveraging on the infrastructure yet. So I think it's a short term phenomena.

Andy Weinberger: Was the 1.7 million contemplated when you gave us guidance for this quarter?

David Watson: No, it was not.

Andy Weinberger: So, but you knew that some of these machines were going to need to be upgraded.

Dr. Daniel Dosoretz:  But, Sean, it was slower than we expected. One of the vendors sent the machine, the wrong part of the machine to the -- I mean, this is not -- I'm not trying to give excuses here, but this is what happened. We were delayed much longer than we thought in (inaudible) for example. They sent the wrong part of the machine so the machine is down and we were treating with less of a machine. So some patients are not treated, they get treated with something else. (inaudible). This are complicated set-ups. I mean, the machine in New York took longer than we thought, for example. They are -- and in some patients that would have been treated with complicated -- I mean, we treated this patient, but we treated with more advanced technologies. They were not treated with (inaudible) the machine was not available to do that.

Andy Weinberger: Okay. And then just a quick follow-up on the -- just running through the numbers real quick. Including the June quarter and your guidance for the next three quarters excluding the $0.08 benefit, it looks like you're expecting to do about $1 in earnings and I don't know what you anticipate in the March quarter but if you sort of annualize that based on your current seasonality, it looks like next 12 months including the previous June quarter you're about $1.30 which really isn't any growth. How do you really accelerate that growth to get back on the track you were at for a few years? Is it just patients coming into the centers? Is it -- what do you really do to accelerate that growth again?

David Watson:  I think if you look at the same store growth it continues to be strong. We're seeing the revenue growth same stores, we're continuing as Danny mentioned to increase our de novo activity, and we've got a very active acquisition pipeline. So I think the expectation is that we're going to continue to grow both through de novos as well as acquisitions and step up our growth from that perspective. In the short term we've got some leverage issues just related to the infrastructure, past infrastructure that we've added that I mentioned as well as the professional services practices. And we're not really seeing some benefit from those professional services practices yet. As we continue to develop it, comprehensive treatments, the expectation is is that we'll accelerate growth. But in the short term (inaudible) at this point.

Andy Weinberger: From a financial perspective is the best use of capital still de novos and acquisitions to get to the prior person's question, or are you -- at what point do you forego de novos and acquisitions to employ the capital, your excess capital, to buy back stock. Or are those still the best return on capital, long term de novos and acquisitions.

David Watson:  I think long term de novos and acquisitions are still the best use of cash. I mean, to the extent we did a buy back, obviously one of the issues we have is there's already a limited float in the stock. So buying back shares, I'm not sure in the long run how the existing shareholders from a liquidity standpoint or have stock trades.

Andy Weinberger: Okay, perfect. Thank you very much.

David Watson:  Yes.

Operator: Your next question comes from Paul Jozefek with Welch Capital. Please state your question.

Paul Jozefek: Hi, I just have a quick question on the equipment pricing. It seems like there's been a lot more competition in the marketplace from some of the vendors and I was just wondering if you've seen any benefit from that? Have you been getting any better pricing on your equipment?

Dr. Daniel Dosoretz:  Yes, we're not allowed to disclose the price because we've signed specific agreements. But we are getting, I think we're getting a benefit of the competition in the market.

Paul Jozefek: Okay. Thanks.

Operator: Our next question comes from David MacDonald with SunTrust. Please state your question

David MacDonald: Hey, guys. Just a follow-up on a question earlier about the board's decision in terms of share repurchase or not. I realize that that's a decision at the board level. I'll ask a more specific question. Should we expect to see senior management in buying the stocks at the stock account levels personally?

Dr. Daniel Dosoretz:  Do you expect the senior management to buy stock?

David MacDonald: No, would we expect senior management, should we expect you guys to -- I mean, I realize obviously there's some significant holders. But it sounds like the conviction in the long term story, would we expect to see senior management adding to those positions?

David Watson:  I think from my perspective anyway it's a possibility.

David MacDonald: Okay, thank you.

Operator: Our next question comes from Dalton Chandler with Needham and Company. Please state your question.

Dalton Chandler: Hi. When you plan for these equipment upgrades how long do you typically assume the upgrades will take? And are the upgrades that you did in the quarter, was that all upgrades to IGRT or were some of those IMRT upgrades as well?

Dr. Daniel Dosoretz:  That's a different question. Some -- the -- in some situations this quarter we've got -- (inaudible) for example, the machine was not upgradeable to the newer technologies so we had to -- and at the single center, that's why I referred to my page here. It's a single center -- (inaudible) that's all I'm saying. So we, we decided to bite the bullet and just take the machine out. The patients -- we don't get those patients but what can we do. We need to get a new machine because otherwise every day that goes by we don't get the newer technology. In North Carolina, replace the machine, we were able to -- we have two (inaudible) there that we're only allowed to treat with one machine at a time. So we had to put a machine that was not capable of all the technology that we want as it got kind of -- measure until we got the machine running, which is running now. It took us over there, don't quote me to the date, but it took us three months because we had to do construction, and then we had the machine approved by our staff, we had to wait for the state of North Carolina to come and inspect the machine. So it takes time. So there are some upgrades -- so those are the extremes where we've had to go in and replace the machine. We have another machine that we're going to replace in North Carolina in this quarter as soon as we get the regulatory approval, we'll do it. There are some markets where we just, like you take Rhode Island, for example. We upgraded the acceleration in one of the centers. That took about two and a half weeks to get the machine up to par, and so we switched some of the patients to the sister facility until we got it running. So it takes time. And some of the vendors have promised us to be able to upgrade just the IGRT over the weekend or it just doesn't happen in a week. That's the easy bit. The (inaudible) if you want. You got to count four or five days, and there again if you take, like I said, North Carolina it may take you three months. I mean, it's just -- (inaudible) in some centers you're dealing with one machine centers. That's the challenge.

Dalton Chandler: So even if the vendors set their installation target you might still be out of the market because you're waiting on inspections?

Dr. Daniel Dosoretz:  In North Carolina we wanted to wait here. You may wait for the inspection from the State of North Carolina is the answer, yes.

Dalton Chandler: Okay. Then just a follow-up on the earlier question about the install base of stereotactic equipment. I don't think you ever got to it.

Dr. Daniel Dosoretz: Do you have the numbers? (inaudible)

Dalton Chandler: And you --

Dr. Daniel Dosoretz:  How many do you have? (inaudible) How many were up? (inaudible) Hold on a second. (inaudible) giving me the answer. I can give it to you -- I think we have like -- I thought it was like 7 or 8 facilities already doing stereotactic. (inaudible) And then we're going to install a couple more, 2 or 3 more. I think at the end we're going to have like 12.

Dalton Chandler: You expect to have 12 by the end of the year?

Dr. Daniel Dosoretz: Something like that, yes. (inaudible) Like every chemotherapy unit installed has stereotactic capacity so that's about 3 more.

Dalton Chandler: Okay. That was the other thing I was going to ask. You were -- in relation to that question you mentioned the six chemotherapy units you were buying so you're including those --

Dr. Daniel Dosoretz:  No, no. Those are not (inaudible). The number 7 I gave you does not include them. Okay, now if you add those -- we're just putting 1, 2, 3 more, that would be up to 10, right. And then, yes.

Dalton Chandler: Right. You're counting that as stereotactic capable machines.

Dr. Daniel Dosoretz:  Absolutely.

Dalton Chandler: Okay, thank you.

Dr. Daniel Dosoretz:  Okay, thanks.

Operator: These concludes the question-and-answer session. I will now turn the conference back over to Dr. Dosoretz for any closing remarks.

Dr. Daniel Dosoretz:  Thank you very much and we'll wait for you for the next conference call. Thank you.

Operator: Thank you. This concludes today's conference. Thank you all for your participation. All parties may disconnect now.